Exhibit 23.3

CONSENT OF LARSONALLEN LLP

We hereby consent to the use of our report dated March 30, 2009, except for Note 15, as to which the date is September 5, 2009, on the consolidated financial statements of PPL Management, Inc. and Subsidiaries for the years ended December 31, 2008, 2007 and 2006 and the use of our report dated January 21, 2010 relating to our review of the financial statements of PPL Management, Inc. and Subsidiaries as of September 30, 2009 for the periods ended September 30, 2009 and 2008 appearing or incorporated by reference in the Prospectus constituting a part of this Registration Statement.

/s/ LarsonAllen LLP

LarsonAllen LLP

Eau Claire, Wisconsin

November 24, 2010